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                                                                     EXHIBIT 5.1


                    [ZIMET, HAINES, FRIEDMAN & KAPLAN LETTERHEAD]





                                                 June 18, 1997




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D. C. 20549-1004

    Re:  SEL-LEB MARKETING, INC.

Gentlemen:

    We have acted as counsel to Sel-Leb Marketing, Inc., a New York corporation (the "Company"), in connection with the preparation and filing of a post-effective amendment to the Company's Registration Statement on Form S-8 (Registration No. 333-19625) (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder, of 500,000 additional shares (the "Option Shares") of Common Stock, par value $.01 per share ("Common Stock"), of the Company reserved for issuance pursuant to options (the "Options") available for future grant under the Company's 1995 Stock Option Plan, as amended (the "Stock Option Plan"). On January 10, 1997, the Company filed the Registration Statement with the Securities and Exchange Commission in order to, among other things, register under the Act 1,350,000 shares of Common Stock reserved for issuance upon exercise of Options granted or available for grant under the Stock Option Plan. On May 29, 1997, the shareholders of the Company approved and adopted an amendment to the Stock Option Plan which, among other things, increased by 500,000 shares of Common Stock the number of shares available for issuance under the Stock Option Plan.

    In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company,

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the By-Laws of the Company, each as amended to date, the minutes and other records of the proceedings of the Board of Directors and of the stockholders of the Company, the Stock Option Plan and such other documents, corporate and public records, agreements, and certificates of officers of the Company and of public and other officials, and we have considered such questions of law, as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

    Based on and subject to the foregoing, we hereby advise you that, in our opinion, (i) the issuance and sale of the Option Shares, in each case upon exercise of Options in accordance with the terms and subject to the conditions set forth in the agreements pursuant to which the Options will be granted (the "Option Agreements"), have been duly authorized and (ii) when the consideration for any such Option Shares shall have been received by the Company and shares are issued pursuant to such Options in accordance with the terms and subject to the conditions set forth in the respective Option Agreements, such shares of Common Stock will be validly issued, fully paid and nonassessable.

    We are lawyers admitted to practice only in the State of New York. Accordingly, the foregoing opinion is limited solely to the effect of the laws of the State of New York and of the federal laws of the United States of America.

    We hereby consent to the reference to our firm in the Company's Registration Statement on Form S-8.


                                       Very truly yours,


                                       /s/ Zimet, Haines, Friedman & Kaplan

                                       ZIMET, HAINES, FRIEDMAN & KAPLAN